Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 9th day of September 2024, by and between Cepton Technologies, Inc., a Delaware corporation (the “Company”), and Dongyi Liao (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement.

B. This Agreement shall be effective upon the date of the closing of the transactions contemplated by the Agreement and Plan of Merger, dated on or around the date hereof (the “Merger Agreement”), by and between Cepton, Inc., a Delaware corporation, KOITO MANUFACTURING CO., LTD., a corporation organized under the laws of Japan (“Parent”), and Project Camaro Merger Sub, Inc., a Delaware corporation and an indirectly wholly owned subsidiary of Parent (the “Effective Date”, such closing, the “Closing” and such transactions, the “Transactions”), and shall govern the employment relationship between the Executive and the Company from and after the Effective Date, and, as of the Effective Date, supersedes and negates all previous agreements and understandings with respect to such relationship (including, without limitation, the offer letter by and between the Company and the Executive dated February 3, 2017, the Employment Agreement by and between the Company and the Executive dated December 7, 2021 and the Term Sheet between the Company and the Executive negotiated in connection with the Transactions (the “Prior Agreements”)).

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1. Retention And Duties.

1.1 Retention. The Company does hereby hire, engage and employ the Executive on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement. Certain capitalized terms used herein are defined in Section 5.5 of this Agreement.

1.2 Duties. During the time the Executive is employed with the Company (the “Period of Employment”), the Executive shall serve the Company as its Chief Technology Officer and shall have the powers, authorities, duties and obligations of management usually vested in the office of the chief executive officer of a company of a similar size and similar nature of the Company, and such other powers, authorities, duties and obligations commensurate with such positions as the Company’s Board of Directors (the “Board”) may assign from time to time, all subject to the directives of the Board and the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies, as they may change from time to time). During the Period of Employment, the Executive shall report to the Board.

1.3 No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, perform such duties in a faithful, effective and efficient manner to the best of his abilities, and hold no other employment. The Executive’s service on the boards of directors (or similar body) of other business entities is subject to the prior written approval of the Board. The Company shall have the right to require the Executive to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) which he may then serve if the Board reasonably determines that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in direct or indirect competition with any business of the Company or any of its Affiliates, successors or assigns.

1.4 No Breach of Contract. The Executive hereby represents to the Company and agrees that: the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; the Executive will not enter into any new agreement that would or reasonably could contravene or cause a default by the Executive under this Agreement; the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; the Executive is not bound by any employment, consulting, non-compete, non-solicitation, confidentiality, trade secret or similar agreement (other than this Agreement and the Confidentiality Agreement) with any other Person; to the extent the Executive has any confidential or similar information that he is not free to disclose to the Company, he will not disclose such information to the extent such disclosure would violate applicable law or any other agreement or policy to which the Executive is a party or by which the Executive is otherwise bound; and the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

1.5 Location. The Executive’s principal place of employment shall be the Company’s principal executive office as it may be located from time to time, which is in San Jose, California as of the date of this Agreement. The Executive agrees that he will be regularly present at that office. The Executive acknowledges that he will be required to travel from time to time in the course of performing his duties for the Company.

2. At-Will Employment. The Executive and the Company acknowledge and agree that, notwithstanding any other provision of this Agreement, the Executive’s employment with the Company is for an unspecified duration and constitutes “at-will” employment, meaning that either the Executive or the Company may terminate the Executive’s employment at any time and for any reason, with or without cause (subject to the notice requirements set forth in Section 5).

3. Compensation.

3.1 Base Salary. During the Period of Employment, the Company shall pay the Executive a base salary (the “Base Salary”), which shall be paid in accordance with the Company’s regular payroll practices in effect from time to time but not less frequently than in monthly installments. The Executive’s Base Salary shall be at an annualized rate of Three Hundred Thousand Dollars ($300,000) to be effective for the fiscal year ending December 31, 2025, applied retroactively if the Closing occurs after January 1, 2025; provided, that prior to December 31, 2024, the Executive and Parent will discuss in good faith potential adjustments to the Base Salary for the fiscal year ending December 31, 2025, and in connection with each annual compensation review thereafter, the Executive and the Board (or a committee thereof) will discuss in good faith the Base Salary for each subsequent calendar year, which may include, if there has been an extraordinary event adversely affecting the Company, a mutually agreed decrease to the Base Salary. The Board (or a committee thereof) may, in its sole discretion, increase (but not decrease) the Executive’s rate of Base Salary.

3.2 Retention Bonus. In lieu of the Annual Bonus (defined below), the Executive shall receive a retention bonus equal to the amount of the Executive’s Base Salary for each of the fiscal years ending December 31, 2025 and December 31, 2026 (the “Retention Bonus”), which shall be paid on December 31, 2025 and December 31, 2026, respectively, so long as the Executive remains employed with the Company as of such dates (and, if the Executive is not so employed at such time, in no event shall he have been considered to have “earned” any Retention Bonus with respect to the fiscal year, except pursuant to the provisions of Section 5.3 below).

3.3 Discretionary Annual Bonus. From the fiscal year ending December 31, 2027, the Executive shall be eligible to receive an incentive bonus for each fiscal year of the Company that occurs during the Period of Employment (“Annual Bonus”). The Executive’s Annual Bonus amount for a particular fiscal year shall be determined by the Board (or a committee thereof) in its sole discretion, based on performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) established with respect to that particular fiscal year by the Board (or a committee thereof) or such other factors it may consider relevant in the circumstances and shall be paid no later than the last date of the fiscal year in which the Annual Bonus is earned. Notwithstanding the foregoing and except as otherwise expressly provided in this Agreement, the Executive must be employed by the Company at the time the Company pays incentive bonuses to employees generally with respect to a particular fiscal year in order to earn and be eligible for an Annual Bonus for that year (and, if the Executive is not so employed at such time, in no event shall he have been considered to have “earned” any Annual Bonus with respect to the fiscal year, except pursuant to the provisions of Section 5.3 below).

3.4 Long-Term Incentive. The Executive shall be eligible to receive long-term incentive (“LTI”) bonuses payable in cash, with the first LTI award (the “Initial LTI Award”) granted in the fiscal year ending on December 31, 2025 and payable no later than December 31, 2027, subject to the achievement of performance goals determined by the Board (or a committee thereof) in its sole discretion, based on business goals, financial goals and the level of achievement of Lidar product development goals established annually on a rolling basis by the Board (or a committee thereof) within the first three months of each twelve-month period in a period for which an LTI award is granted. The Initial LTI Award will have a grant target value equal to One Hundred Fifty Thousand Dollars ($150,000) and the payout of the Initial LTI Award will be between 0% to 200% of the target, subject to actual performance. The Board (or a committee thereof) may grant new LTI awards each year, or at another frequency as determined by the Board (or a committee thereof), with the applicable performance period, performance goals, target value, range, and other terms and conditions as determined by the Board (or a committee thereof), in each case, in its sole discretion. Notwithstanding the foregoing and except as otherwise expressly provided in this Agreement, the Executive must be employed by the Company on the date an LTI award is payable in order to earn and be eligible for such LTI award (and, if the Executive is not so employed at such time, in no event shall he have been considered to have “earned” any LTI award, except pursuant to the provisions of Section 5.3 below).

4. Benefits.

4.1 Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

4.2 Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time. The Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses.

4.3 Vacation and Other Leave. During the Period of Employment, the Executive’s annual rate of vacation accrual shall be ten (10) days per year, with such vacation to accrue and be subject to the Company’s vacation policies in effect from time to time, including any policy which may limit vacation accruals and/or limit the amount of accrued but unused vacation to carry over from year to year. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

5. Termination.

5.1 Termination by the Company. The Executive’s employment by the Company may be terminated at any time by the Company: (i) with Cause, or (ii) with no less than thirty (30) days advance written notice to the Executive (such notice to be delivered in accordance with Section 19), without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability.

5.2 Termination by the Executive. The Executive’s employment by the Company may be terminated by the Executive with no less than thirty (30) days advance written notice to the Company (such notice to be delivered in accordance with Section 19); provided, however, that in the case of a termination for Good Reason, the Executive may provide immediate written notice of termination once the applicable cure period (as contemplated by the definition of Good Reason) has lapsed if the Company has not reasonably cured the circumstances that gave rise to the basis for the Good Reason termination.

5.3 Benefits upon Termination. If the Executive’s employment by the Company is terminated for any reason by the Company or by the Executive (the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a) The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations;

(b) If the Executive’s employment with the Company terminates as a result of a termination by the Company without Cause (other than due to the Executive’s death or Disability) or a resignation by the Executive for Good Reason, the Executive shall be entitled to the following benefits:

(i) The Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to one and one-half (1.5) times the Executive’s Base Salary at the annual rate in effect on the Severance Date. The amount determined pursuant to the preceding sentence is referred to hereinafter as the “Severance Benefit.” Subject to Section 22(c), the Company shall pay the Severance Benefit to the Executive in equal monthly installments (rounded down to the nearest whole cent) over a period of eighteen (18) consecutive months, with the first installment payable on (or within ten (10) days following) the sixtieth (60th) day following the Executive’s Separation from Service and to include each such installment that was otherwise (but for such 60-day delay) scheduled to be paid following the Executive’s Separation from Service and prior to the date of such payment. Notwithstanding the foregoing, however, if the Severance Date occurs in connection with or within eighteen (18) months after a Change in Control Event, the Severance Benefit shall be one and one-half (1.5) times the sum of the Executive’s Base Salary at the annual rate in effect on the Severance Date and the Applicable Bonus Amount and the Severance Benefit shall be payable to the Executive in a lump sum on (or within ten (10) days following) the sixtieth (60th) day following the Executive’s Separation from Service. For these purposes, the “Applicable Bonus Amount” shall equal the Executive’s Retention Bonus or target Annual Bonus (as established by the Board or a committee thereof), as applicable, for the Company’s fiscal year in which the Severance Date occurs; provided that, if no such target Annual Bonus has been established for that fiscal year, the Applicable Bonus Amount shall be the Executive’s Retention Bonus or target Annual Bonus (as established by the Board or a committee thereof), as applicable, for the Company’s fiscal year immediately preceding the fiscal year in which the Severance Date occurs (and if no such target Annual Bonus was established for either such fiscal year, shall be the amount of the Retention Bonus or Annual Bonus actually paid to the Executive, if any, for the immediately preceding fiscal year).

(ii) The Company will pay or reimburse the Executive for his premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided that, the Company’s obligation to make any payment or reimbursement pursuant to this clause (ii) shall, subject to Section 22(c), commence with continuation coverage for the month following the month in which the Executive’s Separation from Service occurs and shall cease with continuation coverage for the eighteenth (18th) month following the month in which the Executive’s Separation from Service occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive). To the extent the Executive elects COBRA coverage, he shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place. The Company’s obligations pursuant to this Section 5.3(b)(ii) are subject to the Company’s ability to comply with applicable law and provide such benefit without resulting in adverse tax consequences.

(iii) The Company shall promptly pay to the Executive any Retention Bonus or Annual Bonus that would otherwise be paid to the Executive had the Executive’s employment with the Company not terminated with respect to any fiscal year that ended before the Severance Date, to the extent not theretofore paid.

(iv) As to any LTI awards, the Executive shall vest as of the Severance Date in any portion of such award in which the Executive would have vested thereunder if the Executive’s employment with the Company had continued for eighteen (18) months after the Severance Date (and any portion of such award that is not vested after giving effect to this acceleration provision shall terminate on the Severance Date), with performance goals deemed achieved at target and the portion of the award that vests determined by multiplying the target amount of the award by a fraction (not greater than one), the numerator of which is the number of months of the Executive’s employment during the applicable performance period plus eighteen (18), and the denominator of which is the total number of months in such performance period (e.g., if the Executive is terminated without Cause twelve (12) months after the first grant, the Executive will receive a LTI payout in respect of the Initial LTI Award based on thirty (30) months of vesting (i.e., 83.33% of the target amount of $150,000) and receive $125,000). Notwithstanding the foregoing, if the Severance Date occurs in connection with or within eighteen (18) months after a Change in Control Event, any LTI awards shall be fully vested as of the Severance Date (with performance goals deemed achieved at target); and any LTI awards that vest pursuant to this paragraph shall be payable on (or within ten (10) days following) the sixtieth (60th) day following the Executive’s Separation from Service.

(c) If the Executive’s employment with the Company terminates as a result of the Executive’s death or Disability, the Company shall pay the Executive (or the Executive’s estate) (i) any Retention Bonus or Annual Bonus with respect to any fiscal year that ended before the Severance Date (to the extent not theretofore paid) that would otherwise be paid to the Executive had the Executive’s employment with the Company not terminated (such payment to be made at the same time annual bonuses for the applicable fiscal year are paid to the Company’s executives generally) and (ii) an amount of the LTI award based on pro-rated vesting through the Severance Date based upon actual performance.

(d) Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches his obligations under the Confidentiality Agreement at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit or any remaining unpaid amount contemplated by Section 5.3(b)(iii) or 5.3(b)(iv), or to any continued Company-paid or reimbursed coverage pursuant to Section 5.3(b)(ii); provided that, if the Executive provides the Release contemplated by Section 5.4, in no event shall the Executive be entitled to benefits pursuant to Section 5.3(b) of less than $5,000 (or the amount of such benefits, if less than $5,000), which amount the parties agree is good and adequate consideration, in and of itself, for the Executive’s Release contemplated by Section 5.4.

(e) The foregoing provisions of this Section 5.3 shall not affect: the Executive’s receipt of benefits otherwise due to terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; the Executive’s rights under COBRA to continue health coverage; or the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).

5.4 Release; Exclusive Remedy; Leave.

(a) This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any LTI award agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b), the Executive shall provide the Company with a valid, executed general release agreement in substantially the form attached hereto as Exhibit A (with such changes as the Company may reasonably make to such form consistent with the purposes and intent of such form and to help ensure its enforceability in light of any changes in applicable law, rules or regulations) (the “Release”), and such Release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Company shall provide the final form of Release to the Executive not later than seven (7) days following the Severance Date, and the Executive shall be required to execute and return the Release to the Company within twenty-one (21) days (or forty-five (45) days if such longer period of time is required to make the Release maximally enforceable under applicable law) after the Company provides the form of Release to the Executive.

(b) The Executive agrees that the payments and benefits contemplated by Section 5.3 (and any applicable acceleration of vesting of an LTI award in accordance with the terms of such award in connection with the termination of the Executive’s employment) shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages. The Executive agrees to resign, on the Severance Date, as an officer and director of the Company and any Affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any Affiliate of the Company, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation, and to remove himself as a signatory on any accounts maintained by the Company or any of its Affiliates (or any of their respective benefit plans).

(c) In the event that the Company provides the Executive notice of termination without Cause pursuant to Section 5.1 or the Executive provides the Company notice of termination pursuant to Section 5.2, the Company will have the option to place the Executive on paid administrative leave during the notice period.

5.5 Certain Defined Terms.

(a) As used herein, “Accrued Obligations” means:

(i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time and any earned but unpaid bonuses as of the Severance Date) on or before the Severance Date; and

(ii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses reasonably incurred by the Executive on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time.

(b) As used herein, “Affiliate” of the Company means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. Without limiting the generality of the foregoing, effective as of the Effective Date, Parent will be an Affiliate of the Company.

(c) As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board) based on the information then known to it, that one or more of the following has occurred:

(i) the Executive is convicted of, pled guilty or pled nolo contendere to a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);

(ii) the Executive has engaged in acts of fraud, dishonesty or other acts of willful misconduct in the course of his duties under this Agreement or any other agreement between the Executive and Parent or its subsidiaries;

(iii) the Executive willfully fails to perform or uphold his duties under this Agreement or any other agreement between the Executive and Parent or its subsidiaries and/or willfully fails to comply with reasonable directives of the Board (or the board of the other entity at which the Executive is employed); or

(iv) a material breach by the Executive of this Agreement, the Confidentiality Agreement (as defined below) or any other agreement between the Executive and Parent or its subsidiaries or any written employment policy of the Company (or other entity at which the Executive is employed);

provided, however, that any condition or conditions, as applicable, referenced in clause (iii) or clause (iv) above shall not (if a cure is reasonably possible in the circumstances) constitute Cause unless both (x) the Company provides written notice to the Executive of such condition(s) claimed to constitute Cause (such notice to be delivered in accordance with Section 19), and (y) the Executive fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof. For purposes of the foregoing definition of Cause, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company or Parent (or other entity at which the Executive is employed) .

(d) As used herein, “Change in Control Event” shall mean:

(i) a merger, a consolidation, a reorganization or other arrangement that results in a transfer of more than fifty percent (50%) of the total voting power of the Company’s outstanding securities to a Person or a Group of Persons different from a Person or a Group of Persons holding those securities immediately prior to such transaction;

(ii) a direct or indirect sale or other transfer of beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities to a Person or a Group of Persons different from a Person or a Group of Persons holding those securities immediately prior to such transaction (other than the Company or a Person that directly or indirectly controls, is controlled by, or is under common control with the Company); or

(iii) a direct or indirect sale or other transfer of the right to appoint more than fifty percent (50%) of the directors of the board of managers or directors or otherwise directly or indirectly control the management, affairs and business of the Company to a Person or a Group of Persons different from a Person or a Group of Persons holding this right immediately prior to such transaction;

(iv) a direct or indirect sale or other transfer of all or substantially all of the assets of the Company to a Person or a Group of Persons different from a Person or a Group of Persons holding those assets immediately prior to such transaction; or

(v) a liquidation, dissolution or winding-up of the Company.

(e) As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than ninety (90) days in any one hundred and eighty day (180) day period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(f) As used herein, “Good Reason” shall mean the occurrence (without the Executive’s prior written consent) of any one or more of the following conditions:

(i) a material diminution in the Executive’s rate of Base Salary unless mutually agreed to in writing by the Executive as set forth in Section 3.1 above;

(ii) a material diminution in the Executive’s authority, duties, or responsibilities (it being understood that the Closing shall not constitute a material diminution);

(iii) a material change in the geographic location of the Executive’s principal office with the Company (or other entity at which the Executive is employed) (for this purpose, in no event shall a relocation of such office to a new location that is not more than thirty-five (35) miles from the current location of the Company’s (or other entity at which the Executive is employed) executive offices or a relocation that does not increase the Executive’s commute time from his personal residence constitute a “material change”); or

(iv) any material breach by Parent or its subsidiaries of this Agreement or any other employment agreement between the Executive and Parent or its subsidiaries.

in each case, without the prior written consent of the Executive; provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute Good Reason within sixty (60) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 19), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company (or other entity at which the Executive is employed) shall not constitute a termination for Good Reason unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute Good Reason.

(g) As used herein, “Group” shall mean a Person and its Affiliates.

(h) As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(i) As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

5.6 Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. This notice of termination must be delivered in accordance with Section 19 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

6. Confidentiality Agreement. The Executive hereby acknowledges that he is party to a Proprietary Information and Inventions Assignment Agreement with the Company, dated July 5, 2016 (the “Confidentiality Agreement”), and affirms that such agreement continues in effect and that he remains subject to continuing obligations to the Company thereunder. In the event any terms of this Agreement and the Confidentiality Agreement conflict, this Agreement shall prevail. Notwithstanding anything in this Section 6 and/or the Confidentiality Agreement to the contrary:

6.1 Pursuant to the Defend Trade Secrets Act of 2016, the Executive and the Company acknowledge and agree that the Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, through any of the Executive’s controlled affiliates, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, and without limiting the preceding sentence, if the Executive files a demand for arbitration for retaliation by the Company for reporting a suspected violation of law or for refusing to participate in a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and may use the trade secret information in the proceeding, if the Executive (x) files any document containing the trade secret under seal (in any proceeding where such concept is applicable) and (y) does not publicly disclose the trade secret, except pursuant to a valid order.

7. Whistleblower Protection. Nothing in this Agreement or otherwise precludes or otherwise limits the Executive’s ability to (a) communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the U.S. Securities and Exchange Commission (the “SEC”) or any other U.S. federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company; (b) disclose information which is required to be disclosed by applicable law, regulation, or order or requirement (including without limitation, by deposition, interrogatory, requests for documents, subpoena, civil investigative demand or similar process) of courts, administrative agencies, the SEC, any Government Agency or self-regulatory organizations; (c) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has a reasonable belief to be unlawful; (d) exercise any rights the Executive may have under Section 7 under the National Labor Relations Act; or (e) testify in any legal proceeding where the Executive is legally required to testify. The Company may not retaliate against the Executive for any of these activities, and nothing in this Agreement, the Confidentiality Agreement or otherwise requires the Executive to waive any monetary award or other payment that the Executive might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits the Executive from notifying the Company that the Executive will make a report or disclosure to law enforcement. Further, nothing in this Agreement is intended to prevent the Executive from disclosing information or discussing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful consistent with California S.B. 331 or similar statutes.

8. Non-Disparagement. Subject to his rights in Sections 6.1 and 7 above, the Executive shall not make any negative, disparaging, detrimental or derogatory remarks or statements (written, oral, telephonic, electronic, or by any other method) about the Company or any of its respective directors, officers or employees, including, without limitation, any remarks or statements that would adversely affect in any manner (i) the conduct of the Company’s business, or (ii) the business reputation or relationships of the Company; provided, however, that nothing in this Section 8 or otherwise prohibits the Executive from making truthful statements or opinions in the good faith discharge of his duties hereunder (e.g. conducting performance reviews, providing constructive feedback, reporting violations of Company policy, imposing discipline, informing others of or responding to customer complaints, etc.).

9. Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation. Except for such withholding rights, the Executive is solely responsible for any and all tax liability that may arise with respect to the compensation provided under or pursuant to this Agreement.

10. Successors and Assigns.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

11. Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

12. Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

13. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of California, without giving effect to any choice of law or conflicting provision or rule (whether of the state of California or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of California to be applied. In furtherance of the foregoing, the internal law of the state of California will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

14. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or determined by an arbitrator pursuant to Section 18 to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

15. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope and supersedes and negates all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof (including, without limitation, the Prior Agreements). Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. The Confidentiality Agreement is outside the scope of the preceding provisions of this Section 15 and continues in effect.

16. Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto, subject to the prior written consent of Parent pursuant to Section 23 below.

17. Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

18. Arbitration.

18.1 Arbitration. In consideration of the Company’s promise to arbitrate all employment-related disputes against the Executive, the Executive agrees that any and all controversies, claims or disputes with anyone (including the Company and any employee, officer, stockholder, affiliate or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to or resulting from the Executive’s employment with the Company or the termination of the Executive’s employment with the Company, including any breach of this Agreement or the Confidentiality Agreement, shall be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 128.05 (the “Rules”) and pursuant to California law. Disputes which the Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, include, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americas with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any other statutory claims. The Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with the Executive arising out of, relating to or resulting from the Executive’s employment with the Company.

18.2 Procedure. The Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The Executive agrees that any arbitrator will have exclusive authority to resolve any dispute relating to arbitrability and/or enforceability of this arbitration provision, including any unconscionability challenge or any other challenge that the arbitration provision or the agreement is void, voidable, or otherwise invalid. The Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The Executive agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. The Executive understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that the Executive shall pay the first $200.00 of any filing fees associated with any arbitration initiated by the Executive. The Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner constituent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence. The Executive agrees that the decision of the arbitrator shall be in writing. There is no right or authority for any claims subject to this arbitration provision to be arbitrated on a class or collective action basis or on any basis involving claims brought in a purported representative capacity on behalf of any other person or group of people similarly situated. Such claims are prohibited. Nonetheless, claims brought by or against either the Company or Executive by similarly situated parties, that are based upon a common set of factual allegations, will be consolidated by the AAA for the purposes of arbitration, before one arbitrator, unless otherwise agreed to in writing by all parties, or determined to be unjust or unmanageable by the arbitrator.

18.3 Remedy. Except as provided by the Rules and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between the parties arising out of, relating to or resulting from the Executive’s employment with the Company. Accordingly, except as provided for by the Rules and this Agreement, neither the Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

18.4 Availability of Injunctive Relief. In addition to the right under the Rules to petition the arbitrator for provisional relief, the Executive agrees that any party may also petition the arbitrator for injunctive relief where either party alleges or claims a violation of this Agreement, the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information , non-solicitation or Labor Code § 2870. The Executive understands that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefor and both parties hereby consent to the issuance of an injunction. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

18.5 Voluntary Nature of Agreement. The Executive acknowledges and agrees that the Executive is executing this agreement to arbitrate voluntarily and without any duress or undue influence by the Company or anyone else. The Executive further acknowledges and agrees that the Executive has carefully read this agreement to arbitrate and that the Executive has asked any questions needed for the Executive to understand the terms, consequences and binding effect of this agreement to arbitrate and fully understands it, including that the Executive is waiving the Executive’s right to a jury trial. The Executive agrees that he has been provided an opportunity to seek the advice of any attorney of his choice before signing this agreement to arbitrate. The Executive agrees that this agreement to arbitrate is a consensual between the Executive and the Company and is mutually beneficial for the Executive and the Company.

19. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via facsimile, email, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via facsimile or email (unless sender receives an automated message that the email has not been delivered), five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

if to the Company:

Cepton Technologies, Inc.
399 W Trimble Rd.,

San Jose, CA 95131
Attention: Interim Chief Financial Officer

Email: Dennis (Dong) Chang

with a copy to:

KOITO MANUFACTURING CO., LTD.

5-1-18 Kitashinagawa, Shinagawa-ku, Tokyo,

141-0001, Japan

Attn: Satoshi Kabashima
Email: s-kabashima@koito.co.jp

Nishimura & Asahi (Gaikokuho Kyodo Jigyo)
Otemon Tower
1-1-2 Otemachi
Chiyoda-ku, Tokyo 100-8124
Japan
Attn: Tatsuya Tanigawa
Email: t.tanigawa@nishimura.com

Davis Polk & Wardwell LLP
Izumi Garden Tower 33F
1-6-1 Roppongi
Minato-ku, Tokyo 106-6033
Japan
Attn: Ken Lebrun
Email: ken.lebrun@davispolk.com

if to the Executive, to the address most recently on file in the payroll records of the Company.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

21. Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

22. Section 409A.

(a) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

(b) Any installment payments provided for in this Agreement shall be treated as a series of separate payments for purposes of Code Section 409A.

(c) If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 5.3(b) or (c) until the earlier of the date which is six (6) months after his or her Separation from Service for any reason other than death, or the date of the Executive’s death. The provisions of this Section 22(c) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 22(c) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(d) To the extent that any benefits pursuant to Section 5.3(b)(ii) or reimbursements pursuant to Section 4.2 are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

(e) To the extent that any payments or benefits are taxable to the Executive and may be paid in one calendar year or the following, any payment due to the Executive shall be made in the following calendar year.

(f) Notwithstanding the foregoing, the tax treatment of the payments or benefits provided under this Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A of the Code.

23. Third-Party Beneficiary. Parent shall be a third-party beneficiary of this Agreement, and this Agreement may not be amended, modified, terminated, canceled or rescinded without the prior written consent of Parent.

24. Effectiveness. This Agreement, other than Section 23 above, shall become effective on the Effective Date; provided, however, that if the Merger Agreement is terminated prior to the occurrence of the Closing, this Agreement shall be null and void and of no further force or effect.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.

“COMPANY” Cepton Technologies, Inc., a Delaware corporation

By:	/s/ Dennis (Dong) Chang
	Name:	Dennis (Dong) Chang
	Title:	Interim Chief Financial Officer

“EXECUTIVE”
By:	/s/ Dongyi Liao
	Name:	Dongyi Liao